SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                       Commission File Number:  333-51545


                   DELTA FUNDING HOME EQUITY LOAN TRUST 1998-3
             (Exact name of registrant as specified in its charter)

                 1000 WOODBURY ROAD, WOODBURY, NEW YORK, 11797
                                (516) 364-8500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           DELTA FUNDING HOME EQUITY LOAN TRUST 1998-3 HOME EQUITY LOAN
                     ASSET-BACKED CERTIFICATES, SERIES 1998-3
           CLASS A-1F, CLASS A-2F, CLASS A-3F, CLASS A-4F, CLASS A-5F,
                     CLASS A-6F, CLASS IOF, AND CLASS A-1A
              (Title of each class of securities covered by this Form)

                                        NONE
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  35

                            SEE ATTACHED CERTIFICATION


          Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          DATE:  January 29, 1999              BY:  /s/ Judy L. Gomez
                                               Judy L. Gomez
                                               Assistant Vice President
                                               Bankers Trust Company
                                               of California, N.A.


          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                            ACCOUNT HOLDER CERTIFICATION

          DELTA FUNDING HOME EQUITY LOAN TRUST 1998-3 HOME EQUITY LOAN
                   ASSET-BACKED CERTIFICATES, SERIES 1998-3

                        Commission File Number:  333-51545

          I hereby certify that the following information is correct:

                                            CERTIFICATE HOLDERS
                 NAME OF SECURITY           AS OF DECEMBER 31, 1998.

                 CLASS A-1F                 1
                 CLASS A-2F                 2
                 CLASS A-3F                 25
                 CLASS A-4F                 1
                 CLASS A-5F                 1
                 CLASS A-6F                 2
                 CLASS IOF                  1
                 CLASS A-1A                 2


                 TOTAL                      35


          Date:  January 29, 1999

                                Bankers Trust Company of California, N.A., not in its individual capacity but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement dated as of August 31, 1998.

                                By:  /s/ Judy L. Gomez
                                Judy L. Gomez
                                Assistant Vice President
                                Bankers Trust Company of California, N.A.